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Exhibit 5.4

Consltant MARY J. MAHABIR B.A., LL.B NIGEL A. BENNETT LL.B	LAW CHAMBERS Attorneys-at-Law	"Inga Lodge", Pinfold Street Bridgetown, Barbados Telephone: (246) 436-6367 Facsimile: (246) 427-4476 E-mail: nigelbennett@sunbeach.net VAT Registration No. 7011117012

21 July 2004

CHC Helicopter Corporation
Hangar No. 1, St John's Airport
P. O. Box 5188
St. John's, NL AIC 5V5
Newfoundland
CANADA

-and-

Shearman & Sterling LLP
599 Lexington Avenue
New York, N.Y. 10022-6069
U.S.A.

Dear Sirs and Mesdames:

Re:
CHC Helicopter Corporation
Exchange Offer of US$250,000.00
7 3/8% Senior Subordinated Notes Due 2014

        We have acted as counsel to CHC Helicopters (Barbados) Ltd, CHC Leasing (Barbados) Ltd and CHC Capital (Barbados) Ltd (the "Barbados Companies") all subsidiaries of CHC Helicopter Corporation ("CHC") in connection with the preparation and filing with the US Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") of a Registration Statement on form F-4 (the "Registration Statement").

        The Registration Statement relates to the offer by CHC to exchange (the "Exchange Offer") CHC's outstanding unregistered US$250,000,000.00 aggregate principal amount of 7 3/8% Senior Subordinated Notes due 2014 (the "Outstanding Notes") for the Company's US$250,000,000 principal amount of 7 3/8% Senior Subordinated Exchange Notes due 2014 (the "Exchange Notes") that will be registered under the Securities Act, as set out in the prospectus forming a part of the Registration Statement.

        The Exchange Notes will be issued under the indenture dated as of April 27, 2004 among CHC, the Guarantors (as such term is defined in the Indenture) and Bank of New York as Trustee (the "Indenture").

        For the purpose of the opinions expressed in this opinion letter, we have reviewed the Indenture, the Outstanding Notes and a form of the Exchange Notes and have examined originals or copies, certified or otherwise identified to our satisfaction, of such other records or documents as we have considered relevant, necessary or advisable for the purpose of the opinions expressed in this opinion letter.

        We have also considered such questions of law, examined the statutes, public records, corporate records, certificates and other documents and made such other searches and examinations as we have considered necessary in order to give the opinions expressed in this opinion letter.

        For the purposes of the opinions expressed in this opinion letter, we have, with your concurrence, assumed:

  (a)
  the legal capacity of all individuals, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the completeness and conformity to authentic originals of all documents submitted to us as certified, photostatic, conformed, notarial or facsimile copies;

  (b)
  the accuracy of and relied upon all information, indices and filing systems maintained at the offices of public record in which we have conducted or caused to be conducted searches or enquiries in connection with this opinion;

  (c)
  that no winding-up, liquidation, dissolution, insolvency, bankruptcy, amalgamation, reorganization or continuation proceedings have been commenced by any of the Barbados Companies;

  (d)
  that none of the Barbados Companies has received a notice of any proceedings to cancel its certificate of amalgamation, articles, certificate of incorporation or certificate of continuance, as the case may be, or otherwise to terminate its existence; and

  (e)
  that none of the Barbados Companies are insolvent, and in particular, that each of the Barbados Companies are able to pay their debts as such debts become due in the usual course of its business.

        We have not undertaken any independent investigation to verify the accuracy or completeness of our assumptions and other matters upon which we rely.

        The opinions expressed in this opinion letter are limited to the laws of Barbados.

        Based and relying upon the foregoing and subject to the qualifications and limitations set out below, we are of the opinion that:

  (a)
  each of the Barbados Companies has the corporate power and capacity to execute and perform the obligations under, and each has duly executed, authorized and delivered the Indenture, and;

  (b)
  the Indenture constitutes the valid and legally binding obligations of each of the Barbados Companies.

        We consent to the filing of this opinion letter as Exhibit 5.4 to the Registration Statement. We do not, by giving this consent or otherwise, concede that we are within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated under the Securities Act, or that we are "experts" in relation to any matters relating to the Indenture, the Outstanding Notes, the Exchange Notes, the Exchange Offer, or the Registration Statement, other than those matters governed by the laws of Barbados.

Yours truly,

/s/ NIGEL A. BENNETT NIGEL A. BENNETT

NAB/lac

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  Exhibit 5.4